EXHIBIT 5.1

Shutts & Bowen LLP 200 South Biscayne Boulevard Suite 4100 Miami, FL 33131 DIRECT (305) 358-6300 FAX (305) 3581-9982

March 2, 2026

Duos Technologies Group, Inc.

7660 Centurion Parkway, Suite 100

Jacksonville, Florida 32256

Ladies and Gentlemen:

We have acted as counsel to Duos Technologies Group, Inc., a Florida corporation (the “Company”), in connection with the issuance and sale by the Company of 8,666,666 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), and the issuance of a warrant (the “Warrant”) to purchase up to 433,334 shares of Common Stock (the “Warrant Shares”) pursuant to the Underwriting Agreement, dated February 26, 2026 (the “Underwriting Agreement”), between the Company and Titan Partners Group LLC, a division of American Capital Partners, LLC, as representative of the several underwriters named in Schedule 1 thereto (the “Underwriters”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (File No. 333-293372) which was filed with the Securities and Exchange Commission (the “Commission”) on February 11, 2026, under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the Underwriting Agreement and the Warrant; (iii) the prospectus, dated February 12, 2026 (the “Base Prospectus”), which forms part of the Registration Statement; (iv) the preliminary prospectus supplement, filed with the Commission on February 26, 2026 and the prospectus supplement, filed with the Commission on March 2, 2026 (collectively, the “Prospectus Supplement”); (v) the Amended and Restated Articles of Incorporation of the Company, as amended, as currently in effect; (vi) the Amended and Restated By-Laws of the Company, as amended, as currently in effect; and (vii) certain resolutions and minutes of meetings of the Board of Directors of the Company and the Pricing Committee thereof, relating to the Registration Statement (including the Base Prospectus), the Prospectus Supplement, the Shares, the Warrant, the Warrant Shares, the Underwriting Agreement and the transactions contemplated thereby. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that (i) the Shares have been duly authorized and, when issued and paid for as described in the Prospectus Supplement and pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) provided that the Warrant has been duly executed, issued and delivered by the Company against payment therefor as described in the Prospectus Supplement and pursuant to the Underwriting Agreement, the Warrant will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, and debtor and creditor and similar laws which relate to or affect creditors’ rights generally, and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Florida and the federal laws of the United States of America, as in effect on the date hereof.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Form 8-K being filed in connection with the entry into the Underwriting Agreement and to any and all references to our firm in the Prospectus Supplement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Shutts & Bowen LLP